EXHIBIT 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES AVAILABILITY OF

2019 SECOND QUARTER FINANCIAL RESULTS

Tampa, FL – August 14, 2019 – 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced the filing of its financial results for its second quarter ended June 30, 2019 on Form 10-Q, which can be found at the SEC’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

Asset Sale to FedNat

As previously announced on February 25, 2019, the Company, together with three of its wholly-owned subsidiaries, Maison, Maison Managers Inc. (“MMI”) and ClaimCor, LLC (“ClaimCor”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with FedNat Holding Company, a Florida corporation (“FedNat” or “Purchaser”), providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to Purchaser, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Asset Sale”). As consideration for the sale of Maison, MMI and ClaimCor, Purchaser has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash (the “Cash Consideration”) and $25.5 million in Purchaser’s common stock (the “Equity Consideration”) to be issued to the Company. In addition, upon closing of the Asset Sale (the “Closing”), up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest, will be repaid to the Company.

The Company’s shareholders have approved the Asset Sale. Additionally, regulatory approvals by the Louisiana Department of Insurance and the Florida Office of Insurance Regulation for the Asset Sale were finalized on August 7, 2019. The regulatory approvals are contingent on compliance with the consent orders issued by the insurance regulators. The Company currently anticipates that the Asset Sale will close in December 2019.

As of June 30, 2019, the Company concluded that, as a result of the planned sale of Maison, MMI and ClaimCor, these entities meet the criteria for assets held for sale as set forth in ASC 205-20 – Discontinued Operations. The Company has classified the operations of Maison, MMI and ClaimCor as discontinued operations for all periods presented in its quarterly report on Form 10-Q. Please refer to the Company’s Form 10-Q for the quarter ended June 30, 2019 for a detailed discussion of the Company’s discontinued operations.

Significant Financial and Operating Highlights during the Second Quarter 2019 included:

(unless noted all financial comparisons are to the prior-year quarter and may include results from currently classified as discontinued)

●	Book value per share of $7.00 at June 30, 2019 versus $7.53 at December 31, 2018.

●	Gross premiums written of $29.1 million, up 5.1% from $27.7 million.

●	Net premiums earned decreased 9.0% to $12.1 million from $13.3 million.

●	Net (loss) from continuing operations of $(0.3) million as compared to $(0.0) million; net (loss) from discontinued operations of $(4.2) million as compared to net income of $0.1 million.

●	Net (loss) was approximately $(4.5) million, compared to net income of $0.1 million.

●	On a fully diluted per share basis, continuing operations incurred a net (loss) of $(0.11) and discontinued operations incurred a net (loss) of $(0.70) per diluted share after deducting dividends paid to our preferred shareholders, compared to a net (loss) of $(0.07) and net income of $0.02 per diluted share, respectively.

●	Direct and assumed policy count at June 30, 2019 decreased to approximately 66,800, down approximately 2.9% from approximately 68,800 at December 31, 2018.

Detailed financial results are provided in the Company’s Form 10-Q filed on August 14, 2019.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company and status as an emerging growth company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; the ability of our insurance subsidiary, Maison Insurance Company, to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; reinsurance costs allocated to Maison Insurance Company; increased reinsurance costs incurred by us; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison Insurance Company’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; any potential conflicts of interest between us and our controlling stockholders; different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and risks or disruptions to our business as a result of the proposed sale of three of the Company’s subsidiaries, which constitutes the sale of substantially all of our assets (the “Asset Sale”); the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement governing the terms of the Asset Sale; an inability to complete the Asset Sale due to a failure of any condition to the closing of the Asset Sale to be satisfied or waived by the applicable party; our ability to spend or invest the net proceeds from the Asset Sale in a manner that yields a favorable return; potential conflicts of interest of certain of our executive officers in the Asset Sale; the outcome of any litigation we may become subject to relating to the Asset Sale; an increase in the amount of costs, fees and expenses and other charges related to the Equity Purchase Agreement or the Asset Sale; risks arising from the diversion of management’s attention from our ongoing business operations; a decline in the market price for our common shares if the Asset Sale is not completed; a lack of alternative potential transactions if the Asset Sale is not completed; volatility or decline of the shares of FedNat Holding Company common stock to be received by us as consideration in the Asset Sale or limitations on our ability to sell or otherwise dispose of such shares; risks of being a minority stockholder of FedNat Holding Company if the Asset Sale is completed; disruptions in our operations from the Asset Sale that prevent us from realizing intended benefits of the Asset Sale; risks associated with our inability to identify and realize business opportunities, and undertaking of any new such opportunities, following the Asset Sale; our inability to execute on our reinsurance, investment and investment management strategy; potential loss of value of investments; risk of becoming an investment company; risks of being unable to attract and retain qualified management and personnel to implement and execute on our growth strategy following completion of the Asset Sale; and risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale.

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point in time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

Additional Information

Additional information about 1347 Property Insurance Holdings, Inc., including its Quarterly Report on Form 10-Q for the fiscal first quarter ended June 30, 2019 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, can be found at the SEC’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:

1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
John S. Hill		Jeremy Hellman, CFA
Chief Financial Officer		Vice President
(813) 579-6213 / jhill@maisonins.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue:
Net investment income	$277	$286	$734	$557
Total revenue	277	286	734	557

Expenses:
General and administrative expenses	688	303	1,641	610
Accretion of discount on Series B Preferred Shares	–	–	–	33
Loss on repurchase of Series B Preferred Shares and Performance Shares	–	–	–	612
Total expenses	688	303	1,641	1,255

Loss from continuing operations before income tax expense	(411)	(17)	(907)	(698)
Income tax benefit	(83)	(4)	(150)	(147)
Net loss from continuing operations	(328)	(13)	(757)	(551)
Net income (loss) from discontinued operations, net of income taxes	(4,204)	148	(3,677)	2,637
Net income (loss)	$(4,532)	$135	$(4,434)	$2,086

Dividends declared on Series A Preferred Shares	350	408	700	408
Income (loss) attributable to common shareholders	$(4,882)	$(273)	$(5,134)	$1,678

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.11)	$(0.07)	$(0.24)	$(0.16)
Discontinued operations	$(0.70)	$0.02	$(0.61)	$0.44
Earnings (loss) per share attributable to common shareholders	$(0.81)	$(0.05)	$(0.85)	$0.28

Weighted average common shares outstanding:
Basic and diluted	6,012,764	5,984,766	6,012,764	5,984,766

Consolidated Statement of Comprehensive Income

Net income (loss)	$(4,532)	$135	$(4,434)	$2,086
Unrealized gains (losses) on investments available for sale, net of income taxes	964	(193)	1,875	(877)
Comprehensive income	$(3,568)	$(58)	$(2,559)	$1,209

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Limited liability investments	$3,881	$2,987
Cash and cash equivalents	2,305	3,666
Deferred tax asset, net	364	265
Surplus notes receivable from affiliate	19,157	18,244
Other assets	112	67
Assets of discontinued operations held for sale	152,897	144,569
Total assets	$178,716	$169,798

LIABILITIES
Accounts payable	463	66
Current income taxes payable	1,069	932
Due to affiliates	4,111	2,698
Other accrued expenses	33	36
Liabilities of discontinued operations held for sale	113,439	103,319
Total liabilities	$119,115	$107,051

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 700,000 shares issued and outstanding as of both periods	$17,500	$17,500
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,164,123 shares issued as of both periods and 6,012,764 shares outstanding as of both periods	6	6
Additional paid-in capital	46,443	46,340
Retained earnings	(4,381)	639
Accumulated other comprehensive income (loss), net of tax	1,042	(729)
	60,610	63,756
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	59,601	62,747
Total liabilities and shareholders’ equity	$178,716	$169,798